DSM CAPITAL PARTNERS LLC
CODE OF ETHICS

DATE OF ORIGINAL ISSUE: JANUARY 27, 2005
LATEST REVISION DATE: MARCH 31, 2015

I. INTRODUCTION

The securities industry, including the investment advisory profession, is highly regulated. DSM
Capital Partners LLC (“DSM”) is registered with the U.S. Securities and Exchange Commission
(“SEC”) under the Investment Advisers Act of 1940, as amended, with various States, as appropriate and in certain other jurisdictions. DSM’s principal office and place of business is located at 116 Radio Circle Drive, Suite 200, Mount Kisco, New York 10549.

DSM is a fiduciary to its advisory clients. The Investment Advisers Act of 1940, as amended
(“Advisers Act”) was enacted, at least in part, to strengthen the fiduciary nature of the relationship between an adviser and its client. In fact, the Supreme Court has stated that the
Advisers Act establishes Federal fiduciary standards to govern the conduct of an investment adviser. In Securities and Exchange Commission v. Capital Gains Research Bureau, 375 U.S.
18 (1963), the Court stated that the Advisers Act is evidence that Congress recognized the fiduciary nature of the relationship between an investment adviser and its client and intended to
“eliminate, or at least expose, all conflicts of interest which might incline an investment adviser -
consciously or unconsciously - to render advice which was not disinterested.”

Under the Advisers Act, it is therefore unlawful for any investment adviser, using the mails or any means or instrumentality of interstate commerce:

•	To employ any device, scheme, or artifice to defraud a client or prospective client;

•	To engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

•	Knowingly to sell any security to or purchase any security from a client when acting as principal for its own account, or knowingly to effect a purchase or sale of a security for a client account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and

•	To engage in fraudulent, deceptive or manipulative practices.

In August 2004, the SEC underscored its ongoing concern regarding ethics in the financial services profession by promulgating Rule 204A-1 of the Advisers Act that required federally registered advisers to adopt a Code of Ethics.

This Code of Ethics (“Code”) was initially adopted by DSM in January 2005 and is designed to comply with Rule 204A-1. The Code requires all Supervised Persons (defined below) to comply with all applicable provisions of the Advisers Act, the Investment Company Act of 1940, as
amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, as well as all other applicable rules and regulations. Moreover, the Code establishes rules of conduct for all DSM employees and is designed to, among other things, govern personal securities trading activities in the accounts of employees, accounts of immediate family members living in an employee’s household, and accounts in which an employee has a Beneficial
Ownership (defined below) and/or over which an employee has control and/or trading authority.

The Code is based upon the principle that DSM and its employees owe a fiduciary duty to
DSM’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to mitigate or avoid actual or potential conflict of interests including: (i) placing their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with
DSM, and (iii) abusing their position of trust and responsibility. The Code is also designed to ensure that the high ethical standards maintained by DSM from its inception continue to be applied. The excellent name and reputation of DSM continues to be a direct reflection of the conduct of each employee.

Compliance with the Code involves more than acting with honesty and good faith alone. It means that DSM has an affirmative duty of utmost good faith to act solely in the best interest of its clients. As such, DSM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to seek to obtain best execution for a client’s transactions where DSM is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meet a client’s individual objectives, needs and circumstances, and

•	The duty to be loyal to DSM’s clients.

Investment Company Act of 1940

In addition to the Advisers Act, DSM is subject to the Investment Company Act of 1940, as amended (“Company Act”) as a result of serving as an adviser to mutual funds. References to the Company Act appear in relevant sections of the Code, as well as throughout DSM’s
Compliance Manual.

Pursuant to the Company Act, it is unlawful for any affiliated person of or principal underwriter for a fund, or any affiliated person of an investment adviser of or principal underwriter for a fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the fund:

•	To employ any device, scheme or artifice to defraud the fund;

•	To make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the fund; or

•	To engage in any manipulative practice with respect to the fund.

In addition, the Company Act requires that each investment adviser to certain funds adopt a written Code of Ethics containing provisions reasonably necessary to prevent its Access Persons
(defined below) from engaging in prohibited conduct.

Conclusion

As every employee is expected to demonstrate the highest standards of ethical conduct as a basic condition for continued employment with DSM, employees are urged to seek the advice of
DSM’s Chief Compliance Officer (“CCO”) with any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment. DSM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in DSM and its employees by clients is something DSM values and endeavors to protect.
The CCO supervises DSM and its employees on all compliance matters with the exception of the
CCO’s compliance matters, which are reviewed by the Alternate CCO. In the absence of the
CCO, the Alternate CCO supervises DSM and its employees on all compliance matters. Certain compliance procedures are assigned to the Compliance Administrator, who also reviews personal matters involving both the CCO and Alternate CCO.

The provisions of the Code are not all-inclusive, but are intended as a guide for DSM employees.
In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to provisions contained in the Code.

II. DEFINITIONS

For the purposes of the Code, the following definitions apply:

“Supervised Person” means directors, officers, partners, employees, and any other person who provides advice on behalf of DSM and is subject to DSM’s supervision and control. From timeto-
time, the CCO may designate as Supervised Persons certain individuals or groups of individuals such as temporary employees, consultants, independent contractors and other persons.

“Access Person” means any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund (defined below) that DSM or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are non-public. Because DSM is a small, closely-coordinated organization, DSM considers all of its Supervised Persons to be Access Persons.

“Employee-Related Accounts” means accounts of any employee, including accounts of the employee’s immediate family members (by blood, marriage or adoption) living in the employee’s household, any accounts over which an employee of DSM has a direct or indirect
Beneficial Ownership (defined below), and any accounts over which the employee exercises control.

“Non-Supervised Person” is a person who is not supervised by DSM but related to an employee of DSM.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-
1(a)(2) of the Securities Exchange Act of 1934, as amended in determining whether a person has beneficial ownership of a security for purpose of Section 16 of the Securities Exchange Act of
1934, as amended.

“Fund” means an investment company registered under the Company Act.

“Reportable Fund” means any registered investment company for which DSM, or a control affiliate, acts as investment adviser, as defined in section 2(a)(20) of the Company Act, or principal underwriter.

“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) transactions and holdings in direct obligations of the
Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered investment companies (i.e., mutual funds) unless DSM or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v)
transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless DSM or a control affiliate acts as the investment adviser or principal underwriter for the fund.

For greater clarity and ease of administration of the Code, shares of any exchange traded fund
(“ETF”), regardless of its form or organization, investment adviser, sub-adviser or principal underwriter, shall be considered to be a Reportable Security.

III. BUSINESS CONDUCT

DSM places a high priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in DSM and its employees by its clients is of high value to the firm.

DSM requires that all dealings with, and on behalf of, existing and prospective clients be handled with honesty, integrity and high ethical standards. As a general matter, DSM is a fiduciary that owes its clients a duty of care and a duty of loyalty, and each employee has a responsibility to act in a manner consistent with these duties. Further, all employees must seek to avoid the possibility that the advice or service provided is, or gives the appearance of being, based on self-interests.

DSM’s fiduciary responsibilities apply to a broad range of activities and as well as to employee personal investing activities. These obligations include, but are not limited to, avoiding material conflicts of interest and, if that is not possible, to provide full and fair disclosure to clients, to keep accurate books and records, and to supervise personnel appropriately.

As such, all employees of DSM must conduct themselves in a manner consistent with the policies and procedures set forth herein. While the Code establishes a set of basic principles to guide DSM employees, it is not intended to provide an exhaustive list of all DSM policies and procedures that may apply to an employee. In addition, various statutory and regulatory structures impose specific responsibilities on the behavior of DSM personnel. DSM and its employees must comply with these rules and regulations.

IV. PROHIBITION AGAINST TRADING ON INSIDE INFORMATION

Trading securities while in possession of material, nonpublic information (“Inside Information”), or improperly communicating Insider Information to others may expose Supervised Persons and
DSM to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring an individual from the securities industry. In addition, Supervised Persons and DSM may be sued by investors seeking to recover damages for trading on Inside
Information. Separate and apart from these potential fines, penalties and legal recourse, the mishandling of Inside Information is an extremely serious violation of the Code.

The information contained in the Code applies to securities trading and information handling by all Supervised Persons as well as by their immediate household family members.

The law pertaining to Inside Information is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the information contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. An employee must notify the CCO immediately if he or she has any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may trade either personally or on behalf of others (such as investment funds or client accounts managed by DSM) while in possession of material, nonpublic information, nor may any DSM personnel communicate material, nonpublic information to others in violation of the law.

Definition of Material

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s security. No simple test exists to determine when information is material, and assessments of materiality involve a highly fact-specific inquiry. For this reason, an employee should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations and may include, for example, earnings results, restatements of previously released earnings, changes in company
“guidance,” changes to “Street” earnings estimates, dividend changes, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a company’s security. Information about a significant order to purchase or sell securities may, in some contexts, be material. Employees should also be aware of the SEC’s position that the term
“material, nonpublic information” relates not only to issuers but also to DSM’s client securities holdings, transactions, and pending transactions.

Definition of Nonpublic

Information is “public” when it has been disseminated broadly to investors in the marketplace.
For example, information is public after it has become available through the Internet, a public filing with the SEC or some other government agency, through the Dow Jones “tape” or through
The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Material, Nonpublic Information

Before executing any trade, including for investment funds or private accounts managed by
DSM, an employee must determine whether he or she has access to material, nonpublic information. If that employee thinks that he or she might have access to material, nonpublic information, he or she should take the following steps:

•	Report the information and proposed trade immediately to the CCO;

•	Do not purchase or sell the securities on behalf of oneself or others, including investment funds or private accounts managed by DSM;

•	Do not communicate the information inside or outside DSM, other than to the CCO, and

•	After the CCO has reviewed the issue, DSM will determine whether the information is material and nonpublic and, if so, what action to take.

Contacts with Public Companies

Contact with public companies is a key part of DSM’s research effort. DSM partly makes investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues could arise, however, when, in the course of these contacts, a Supervised Person or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief
Financial Officer prematurely discloses quarterly results to a DSM employee, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, DSM must make a judgment as to its further conduct. To protect oneself,
DSM’s clients, and the firm, an employee must contact the CCO immediately if he or she believes they may be in possession of material, nonpublic information. DSM recognizes that the concept of an “insider” is broad and includes “temporary insiders” – i.e., persons who enter into a special confidential relationship in the conduct of a company’s affairs and, as a result, are given access to information solely for the company’s purpose. Temporary insiders can include, among others, a company’s outside attorneys, accountants, consultants, bank lending officers and employees of such organizations that the company expects will keep the disclosed non-public information confidential and the relationship at least implies such a duty. This could include, as an example, investment advisers who advise a company. Additionally, inside information may sometimes be communicated through expert networks. As a result, any expert network arrangement must be approved by the CCO.

When an employee believes that he or she may be in possession of insider information, DSM must make a judgment as to its further conduct. To protect oneself, DSM’s clients, and the Firm, an employee must contact the CCO immediately if he or she believes that they may be in possession of material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces significant gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Supervised Persons and others subject to the Code should exercise extreme caution at any time they become aware of material, nonpublic information relating to a tender offer.

Restricted List

Although DSM does not expect to receive material, non-public information from portfolio companies or potential portfolio companies, it may, if it receives such information, take appropriate steps.

The CCO may place securities on a Restricted List. Supervised Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period which they are listed on the Restricted List.

The CCO shall take steps to inform all Supervised Persons of the securities listed on the
Restricted List.

V. PERSONAL SECURITIES TRANSACTIONS

General Policy

Pursuant to Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Company Act, DSM has
adopted the following principles governing personal securities transactions:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to mitigate or avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and

•	Access Persons must not take advantage of their positions at DSM.

DSM encourages employees to personally invest in the model portfolios held by clients.
Employees of DSM may also own securities that are in DSM’s model portfolios. This can create actual or potential conflicts of interest. Therefore, DSM has adopted very specific guidelines to help ensure that clients are not disadvantaged.

Employee-related accounts are of three types: Firm-Managed Employee-Related Accounts
(“FM-ERA’s”), Individually Managed Employee-Related Accounts (“IM-ERA’s”), which are managed by a DSM Supervised Person, and Non-Supervised Person Employee-Related
Accounts.

Firm Managed Employee-Related Accounts

DSM has applied the principles of the SMC Capital No Action Letter to its management of FMERA’s.
SMC Capital is interpreted to mean that it would not be inappropriate under section 17(d) or rule 17d-1 thereunder if an investment adviser engages in the practice of aggregating orders for the purchase or sale of securities on behalf of clients, including clients in which the adviser or persons associated with the adviser have an interest. Thus, in the case of model portfolio transactions (i.e., transactions intended to effectuate DSM’s change to an investment model and all client accounts managed under that model), FM-ERAs (including any partnership structure comprised of Employee-Related funds) are aggregated with client accounts and traded for the same average price at a given broker.

DSM will typically determine all of the broker-dealers that will participate in an aggregated trade based on, among other things, the securities involved, current market conditions, wrap-fee broker-dealers, broker-dealers directed by clients, and DSM's rating of broker-dealers. DSM will also determine the size of the orders to be executed by each broker-dealer. DSM then will trade among the broker-dealers by breaking the trade into several blocks and interweaving parts of these blocks among the broker-dealers for execution. All client trades executed in a block by the same broker-dealer on the same day receive the average price achieved by that broker-dealer.
DSM uses its discretion to rotate the order of trading with broker-dealers participating in an aggregated trade so that all client accounts are treated in a fair and equitable manner over time.
Although each client at a given broker-dealer obtains the average price achieved, the average price achieved by other broker-dealer blocks may be materially different. In the case of partially-completed blocks, subject to DSM’s policy on aggregation, FM-ERAs will not receive a better average price than client accounts in the same block at the same broker on the same day.

Individually Managed Employee-Related Accounts

Accounts managed by individual employees (not managed by DSM on a discretionary basis)
include accounts over which employees of DSM have Beneficial Ownership as well as accounts over which employees have control. All such accounts must be made known to the CCO at their inception (or upon the employee joining DSM) and must follow all applicable procedures for
IM-ERA's. Certain IM-ERA's are traded through DSM’s trading desk. The CCO allows employees to enter their own orders in other cases.

Preclearance

Employees must obtain pre-approval from the CCO for each transaction involving Reportable
Securities. Approvals by the CCO are valid for that trading day only. Employees are not permitted to trade in the same security on the same day as a model portfolio transaction. For clarity, preclearance is not required for transactions in separate accounts of Access Person managed by DSM on a discretionary basis (i.e., FM-ERA).

No IM-ERA shall acquire any Beneficial Ownership in any securities in an Initial Public
Offering, limited offering or private placement without the prior written approval of the CCO. If approved, such transaction will be subject to continuous monitoring for possible future conflicts.

IM-ERAs may own industry or sector ETF’s, subject to obtaining pre-approval from the CCO.

The purchase or sale of shares of a registered or unregistered fund managed by DSM must be made known to the CCO and DSM’s trading desk prior to the purchase or sale.

Neither the CCO nor Alternate CCO may approve their own IM-ERA trades.

As noted above, transactions in IM-ERAs may create actual or potential conflict of interests.

Therefore, the CCO will consider the following factors (among others) in determining whether to grant approval. Requests will be granted or denied in the CCO’s discretion and no particular factor is dispositive:

•	Whether DSM is considering a forthcoming change to a model portfolio in the same stock(s);

•	Whether the purchase or sale involves Reportable Securities that are not eligible to be held in a model portfolio or in client accounts;

•	Non-volitional acquisitions or dispositions, or purchase and/or sales through automatic investment plans or DRIPs;

•	Whether the proposed trade is “opposite way” following a previous model portfolio transaction;

•	Whether the proposed trade would result in a materially worse price for a client for whom
DSM executed a client-specific transaction for the same stock(s) on the same day;

•	In general, IM-ERAs may not buy or sell an equity security that is held in a model portfolio within ten business days prior to its scheduled announced earnings report; and

•	In general, IM-ERAs may not initiate a net short (generally defined as taking a position that benefits from a decline), or initiate an options position that the CCO believes is effectively a net short, in any equity or equity-like security unless as a hedge.
Notwithstanding this restriction, IM-ERAs may own partnership interests in any hedged investment product managed by DSM.

Black-Out Period

With regard to a security owned in any DSM Model Portfolio, if an Access Person is approved to buy that security, he/she is required to hold such position for 60 calendar days before selling all or a part of that lot. Following the 60-day period, approval of the sale by the CCO is subject to the considerations referred to in the “Preclearance” section above. Similarly, if an Access Person is approved to sell such security, he/she is prevented from buying back all or a part of that lot for
60 calendar days. This Black-Out period applies to options on such stocks as well as to the stocks themselves. In the event that DSM sells out all client positions in a given stock, across all
DSM Model Portfolios, if an Access Person is long the stock, or effectively long through options on that stock, and the Access Person is within the 60-day holding period following a purchase, the remaining holding period becomes the lesser of the remainder of the original 60-day period, or 7 calendar days after the last day of trading for clients.

Approved Broker-Dealers

Accounts over which only DSM employees have Beneficial Ownership or accounts over which only DSM employees have control that contain or may contain equities or derivative securities are to be custodied at a broker-dealer approved by the CCO and must make DSM a recipient of regular account statements for such accounts.

Research List

DSM maintains a dynamic Research List encompassing securities that DSM has under active research. An IM-ERA is not permitted to purchase a security, or an option on a security, while it is on the Research List. Securities are removed from the Research List, among other ways, automatically when first purchased for a model portfolio and/or when the security is dropped from active consideration.

No IM-ERA may purchase an equity security or derivative of an equity security that is “new” to
DSM (i.e., such security is not on DSM’s Research List nor has it been purchased previously for
DSM clients) without approval by the CCO.

Derivative Investments

IM-ERAs may take a position in options on stocks held in model portfolios, but may only purchase or sell them if the underlying stock could be purchased or sold subject to IM-ERA rules.

Process

Trades for IM-ERAs in equity securities already owned in a model portfolio normally are executed after 3:00 p.m. If a client-specific trade is executed after an IM-ERA has executed a trade in the same shares, the CCO will review the situation.

Client-specific transactions as well as transactions intended to effectuate contributions to and/or withdrawals from client accounts (as opposed to a model portfolio transaction) are generally not considered by DSM in determining whether to grant pre-approval for personal securities transactions in IM-ERAs. However, the CCO will review situations in which DSM employees purchase or sell securities while trades are occurring for such accounts.

Non-Supervised Person Employee-Related Accounts

Employees shall bring to the attention of the CCO accounts of family household members over which the employee does not have control. The CCO shall determine whether any such accounts shall be deemed to be Employee-Related Accounts.

DSM REQUIRES THAT ALL EMPLOYEES ACT IN ACCORDANCE WITH ALL APPLICABLE FEDERAL AND STATE REGULATIONS GOVERNING REGISTERED INVESTMENT ADVISORY PRACTICES. ANY EMPLOYEE NOT IN OBSERVANCE OF THE ABOVE POLICIES AND PROCEDURES MAY BE SUBJECT TO TERMINATION.

VI. GIFTS AND ENTERTAINMENT

Giving, receiving, or soliciting gifts in a business setting may create an appearance of impropriety or may raise potential conflicts of interest. DSM has adopted the policy and procedures set forth below to guide Access Persons in this area.

General Policy

DSM’s policy with respect to gifts and entertainment is as follows:

•	Access Persons should not accept or provide any gifts or favors that might influence the decisions they or the recipient must make in business transactions involving DSM, or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis; entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible, and

•	Where there is a law or rule that applies to specific conduct within the investment management profession or that prohibits the acceptance of gifts of even nominal value, that law or rule must be followed.

Reporting Requirements

•	All gifts and entertainment/dining are to be reported to DSM’s CCO.

•	Any Access Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of DSM, including gifts and gratuities, with a cumulative value in excess of $250 per year from one source, must obtain consent from the CCO before accepting such gift.

•	The reporting and pre-approval requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, an Access Person is accompanied by the person or representative of the entity that does business with DSM.
The reporting requirements are for the purpose of helping DSM monitor the activities of its employees. However, the reporting of a gift or entertainment does not relieve any Access Person from the obligations and policies set forth in this section or anywhere else in this Code. Access
Persons should consult with the CCO regarding any questions or concerns about the appropriateness of any gift or entertainment.

Political Contributions/Foreign Corrupt Practice Act

As more fully discussed in DSM’s Compliance Manual, it is DSM’s policy to generally prohibit providing advisory services for compensation to a government entity for two years after DSM or its covered associate has made a contribution to officials of the entity. DSM’s policy also prohibits it from providing or agreeing to provide, directly or indirectly, payment to any third party for a solicitation of advisory business from any government entity unless such third parties are registered broker-dealers or registered investment advisers, in each case themselves subject to pay-to-play restrictions.

In addition, it is DSM’s policy to generally not permit coordinating, or soliciting of, any person or Political Action Committee to make any contribution to an official of a government entity to which DSM is providing or seeking to provide advisory services, or any payment to a political party of a state or locality where DSM is providing or seeking to provide advisory services to a government entity.

Political contributions by DSM or by employees of DSM to government entities or officials with the intention of influencing such entities or individuals for business purposes are prohibited.
DSM and all employees of DSM are to obtain written approval from the CCO prior to making a contribution above a de minimis level to any state or local government entity, official (including current office holders who may be seeking federal offices), candidate, political party, or Political

Action Committee. Employees of DSM are required to obtain written approval from the CCO prior to running for any public office. Please refer to DSM policy and procedures in Section 28 of DSM’s Compliance Manual for more information on this subject.

Moreover, in order to ensure that DSM complies with the requirements of the U.S. Foreign
Corrupt Practices Act (“FCPA”) and applicable international laws regulating payments to non-
U.S. public officials, candidates, and political parties, it is illegal for DSM or its employees to pay bribes to non-U.S. officials for the purpose of obtaining or keeping business or securing an improper business advantage. As such, the use of DSM funds or assets paid directly or through another person or company for any illegal, improper, or corrupt purpose if strictly prohibited.

VII. PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

Confidential Client Information

In the course of its investment advisory activities, DSM gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client’s portfolio, the composition of investments in a client’s portfolio, information relating to services performed for or transactions entered into on behalf of a client, advice provided by DSM to a client, and data or analyses derived from such non-public information (collectively referred to as “Confidential Client
Information”).

All Confidential Client Information, whether relating to DSM’s current or former clients, is subject to the Code. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding DSM’s clients is confidential. Information may only be disclosed when the disclosure is consistent with DSM’s policy or at the client’s direction. DSM does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide services that the client requested or authorized, or to maintain and service the client’s account; DSM will require that any financial intermediary, agent or other service provider utilized by DSM (such as broker-dealers or sub-advisers)
comply with substantially similar standards for non-disclosure and protection of
Confidential Client Information and use the information provided by DSM only for the performance of the specific service requested by DSM;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over DSM, or as otherwise required by any applicable law, and

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All Supervised Persons are prohibited, either during or after the termination of their employment with DSM, from disclosing Confidential Client Information to any person or entity outside of

DSM, including family members, except under the circumstances described above. A
Supervised Person is permitted to disclose Confidential Client Information only to such other
Supervised Person who needs to have access to such information to deliver DSM’s services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with
DSM, must return all such documents to DSM.

Any Supervised Person who violates the policies described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Client Information

DSM enforces the following policies and procedures to protect the security of Confidential
Client Information:

•	DSM restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide DSM services to clients;

•	Any Supervised Person who is authorized to have access to Confidential Client
Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day.

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons.

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, DSM and all Supervised Persons must comply with
Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the non-public information of natural person clients. “Non-public information,” under
Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. “Personally identifiable financial information” is defined to include information supplied by individual clients, information resulting from transactions, and any information obtained in providing products or services.

Pursuant to Regulation S-P, DSM has adopted these policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing DSM’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.

Any exceptions to these polices require the written approval of the CCO.

VIII. SERVICE AS AN OFFICER OR DIRECTOR

Any employment and/or other outside activity by a DSM employee may result in possible conflicts of interest for the employee or for DSM and therefore should be reviewed and approved by the CCO.

Examples of employment and/or outside activities which must be reviewed and approved are as follows:

•	Being employed or compensated by any other entity;

•	Active in any other business including, part-time, evening or weekend employment;

•	Serving as an officer, director, partner, member, etc., in any other public or private entity;

•	Ownership interest in any non-publicly traded company or other private investment, and

•	Any public speaking or writing activities.

Written approval for any of the above activities should be obtained by an employee before undertaking such activity so that a determination may be made that the activity does not interfere with the employee's responsibilities at DSM and any conflicts of interest in such activities may be addressed (certain Form ADV disclosures and amendments may be applicable.).

Notwithstanding the above, no employee of DSM shall serve as an officer or on a board of directors of any publicly or privately traded company without prior authorization by the CCO based upon a determination that any such board service or officer position would not be inconsistent with the interest of DSM’s clients.

Where board service or an officer position is approved, DSM shall implement a “Chinese Wall”
or other appropriate procedures, if necessary, to isolate such person from making decisions relating to the company’s securities.

IX. EMPLOYEE HOLDINGS AND TRANSACTIONS

DSM’s policy regarding the reporting by Access Persons of their securities holdings and transactions is intended to ensure compliance with Rule 204(A)-1 of the Advisers Act and Rule
17j-1 of the Company Act.

Every Access Person shall arrange to provide the following initial and annual holdings reports and quarterly transaction reports to the Compliance Administrator.

Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access
Person, file an initial holdings report containing the following information:

•	The title and ticker symbol (or CUSIP), type of security, number of shares and principal amount (if applicable) of each Reportable Security presently owned in which the Access
Person had any direct or indirect Beneficial Ownership;

•	The name and address of any custodian (and account numbers and names) with whom the

Access Person maintains any securities account(s), in which any Reportable Securities, government or corporate bonds, registered investment companies or money market funds, were held for the direct or indirect benefit of the Access Person, and

•	The date that the report was submitted by the Access Person.
The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

Annual Holdings Report

Every Access Person shall, no later than March 31 of each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report was submitted.

Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file, or arrange for DSM to receive, a quarterly transaction report containing the following information, with respect to any transaction during the quarter in a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership or over which the Access
Person had any control:

•	The date of the transaction, the title and ticker symbol (or CUSIP), the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the securities firm with or through whom the transaction was effected, and

•	The date the report was submitted by the Access Person.

If an Access Person or family member of an Access Person opens a new account that contains securities, the Access Person must file a quarterly transaction report detailing: (i) the name of the broker, dealer or bank with whom the account was established; (ii) the date the account was established; and (iii) the date the report was submitted. The report must be filed within 30 days of the end of the quarter in which the account was opened.

A quarterly transaction report is not required if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that DSM holds in its records as long as DSM received the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Employees are to promptly report to the CCO any changes in their list of accounts over which they have any direct or indirect Beneficial Ownership or over which they have control.

Exempt Transactions

An Access Person need not submit a report with respect to:

•	Transactions effected for Reportable Securities held in any account over which the person has no direct or indirect control and in which the person has no Beneficial Ownership;
and

•	Transactions effected pursuant to an automatic investment plan.

Monitoring and Review of Personal Securities Transactions

The CCO or designee will monitor and review all reports required under the Code for compliance with DSM’s policies regarding Personal Securities Transactions and applicable SEC rules and regulations. The CCO may initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by DSM.

The Compliance Administrator shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.

X. CERTIFICATIONS

Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and securities as required by the Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must certify in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment;
(iii) and agreed to abide by the Code as amended.

Annual Certification

All Supervised Persons must annually certify in writing that they have: (i) received a copy of the
Code; (ii) read and understand all provisions of the Code; (iii) complied with all requirements of the Code; and (iv) reported all accounts and securities as required by the Code.

Communication Certification

All Supervised Persons must annually certify in writing that they have and will continue to use only DSM’s electronic communication systems (DSM’s Mail Server) to send and/or receive communications regarding DSM’s business.

All Supervised Persons must also annually certify in writing that any of their communications not in English were, and those that will occur, in compliance with the Code and DSM’s
Compliance Manual.

XI. RECORDKEEPING

DSM shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code adopted by DSM pursuant to the Advisers Act that is or has been in effect during the past five years;

•	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised
Person which shall be retained for five years after the individual ceases to be a Supervised Person;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any broker confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, Access
Persons, and

•	A record of any decision and reasons supporting such decision to approve a
Supervised Person’s acquisition of securities in an IPO and/or limited offering within the past five years after the end of the fiscal year in which such approval is granted.
DSM recognizes that the SEC has promulgated specific rules regarding the maintenance of records electronically. If DSM chooses to store any required records electronically, DSM will comply with all applicable regulations.

It is DSM’s policy to retain on premises for two years and an additional three years in a readily accessible place all appropriate and required records under the Advisers Act and any State regulations. Further, it is DSM policy to preserve for a period not less than six years from the end of the fiscal year in which a transactions occurred, the first two years in an easily accessible place, all books and records required to be made pursuant to Rule 31a-2 of the Company Act. It is also DSM’s policy to retain on premise all physical or electronic documentation regarding performance calculation and reporting from the inception of DSM’s track record.

Rule 31a-1 of the Company Act requires an adviser to maintain records pursuant to Rule 204 of the Advisers Act. In general, Rule 204-2 of the Advisers Act requires an adviser to maintain two types of books and records: (1) typical business and accounting records and (2) certain records the SEC believes an adviser should keep in light of the fiduciary nature of its business.

Accordingly, all employees of DSM are required to conduct all business communications over
DSM’s electronic communication systems. This requirement is to help ensure that all relevant books and records are maintained by DSM. With regard to electronic communication, DSM intends to preserve all incoming and outgoing business-related communication that passes through DSM’s server in a searchable format.

XII. REPORTING CODE VIOLATIONS, SANCTIONS AND WAIVERS

All Supervised Persons shall promptly report to the CCO or designee all actual and/or apparent violations of the Code. Retaliation solely for the reporting of an actual and/or apparent violation of the Code may constitute a violation of the Code.

The CCO shall promptly report to senior management of DSM all actual and/or apparent material compliance matters. When the CCO finds that a material compliance matter otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of the Advisers Act, the CCO may submit a written memorandum of such finding to a reporting file in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of an employee’s employment with DSM.

Under the Company Act, DSM shall annually report to the boards of those registered investment companies to which it is an investment adviser:

•	Any material compliance matter arising under the Code, and

•	That it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The CCO may grant waivers of any substantive restriction or requirement of this Code upon his determination that such waiver is: (1) permissible under applicable law (i.e., not a waiver of a legal or regulatory requirement); and (2) appropriate under the circumstances. Circumstances where such waivers may be granted include, but are not limited to, transactions requested in light of personal hardship.

The CCO will maintain a written record of each such request and, with respect to the requests that are granted, a written record of the reason why such request was granted along with any conditions or limitations imposed in connection therewith.